EX-99.CODE ETH


                             YIELDQUEST FUNDS TRUST

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

I.   COVERED OFFICERS/PURPOSE OF THE CODE

          YieldQuest Funds Trust (the "Trust"), for itself and on behalf of each of its series (collectively, the "Funds"), has adopted this code of ethics (this "Code") applicable to the persons acting as principal executive officer, principal financial officer and principal accounting officer or controller of the Trust as set forth on EXHIBIT A and amended from time to time (collectively, the "Covered Officers") for the purpose of promoting:

     - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     - full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Funds;

     - compliance with applicable laws and governmental rules and regulations;

     - the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

     -    accountability for adherence to this Code.

          Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

          OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interests interfere with the interests of, or the Covered Officer's service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer's family, receives improper personal benefits as a result of the Covered Officer's position with a Fund.

          Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to the conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as "affiliated persons" of the Fund. This Code does not, and is not intended to, repeat or replace any compliance programs

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and procedures of the Trust and Funds, or of the Funds' investment manager, all of which are designed to prevent, or identify and correct, violations of the Investment Company Act and the Advisers Act.

          Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between a Fund and its investment manager or administrator of which a Covered Officer is also an officer or employee. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties, whether formally for a Fund or its investment manager or administrator, be involved in establishing policies and implementing decisions that will have different effects on the manager, the administrator and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and its advisor or administrator and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board of Trustees of the Trust ("Board") that the Covered Officers may also be officers or employees of one or more investment companies covered by other codes.

          Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Advisers Act. The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of each Fund.

          Each Covered Officer must:

     - not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

     - not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund;

     - not use material non-public knowledge of portfolio transactions made or contemplated for a Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

     - report at least annually any affiliations or other relationships related to conflicts of interest that the Trustees and Officers Questionnaire covers.

          Gary Schwartz shall be designated the Chief Compliance Officer of the Trust. There are some conflict of interest situations that should always be discussed with the Chief Compliance Officer of, if material. Examples of these include:

     -    service as a director on the board of any public company;

     -    the receipt of any non-nominal gifts;

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     -    the receipt of any entertainment from any company with which a Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety;

     - any ownership interest in, or any consulting or employment relationship with, any of the Funds' service providers, other than the investment manager, principal underwriter, administrator or any affiliated person thereof; and

     - a direct or indirect financial interest in commissions, transaction charges, soft dollar credits or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III. DISCLOSURE AND COMPLIANCE

     - Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Funds.

     - Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside the Fund, including to the Trustees of the Trust, the Funds' auditors, and to governmental regulators and self-regulatory organizations.

     - Each Covered Officer should, to the extent appropriate within the Covered Officer's area of responsibility, consult with other officers and employees of the Funds' investment manager or the Funds' administrator with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents each Fund files with, or submits to, the SEC and in other public communications made by the Fund.

     - It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.  REPORTING AND ACCOUNTABILITY

          Each Covered Officer must:

     - upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that the Covered Officer has received, read, and understands this Code;

     - annually thereafter affirm to the Board that the Covered Officer has complied with the requirements of this Code;

     - not retaliate against any other Covered Officer or any employee of Trust or their affiliated persons for reports of potential violations that are made in good faith; and

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     -    notify the Chief Compliance Officer promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

     The Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by a Covered Officer will be considered by the Audit Committee of the Board (the "Committee"), which will make recommendations to the Board.

          The Trust will follow these procedures in investigating and enforcing this Code:

          - the Chief Compliance Officer will take all appropriate action to investigate any potential violations reported to him;

          - the Chief Compliance Officer will review with the outside legal counsel to the Trust the findings and conclusions of such investigation;

          - if, after such investigation and review, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer is not required to take any further action;

          - any matter that the Chief Compliance Officer believes is a violation will be reported to the Committee;

          - if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures (including changes to this Code); notification of the violation to appropriate personnel of the investment manager or the administrator or its board; or a recommendation to take disciplinary action against the Covered Officer, which may include, without limitation, dismissal;

          - the Board will be responsible for granting waivers, as appropriate; and

          - any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules on Form N-CSR.

V.   OTHER POLICIES AND PROCEDURES

          This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. The Trust's, the advisor's and underwriter's codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.  AMENDMENTS

          Any amendments to this Code, other than amendments to EXHIBIT A, must be approved or ratified by a majority vote of the Board, including a majority of Trustees

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who are not "interested persons" of the Trust or the Funds as defined in Section
2(a)(19) of the Investment Company Act.

VII. CONFIDENTIALITY

          To the extent possible, all records, reports and other information prepared, maintained or acquired pursuant to this Code will be treated as confidential, it being understood that it may be necessary or advisable, that certain matters be disclosed to third parties (E.G., to the board of directors or officers of the manager or the administrator).

VIII. INTERNAL USE

          This Code is intended solely for the internal use by the Trust and the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Adopted June 27, 2005
As last updated August 2008

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                                    EXHIBIT A

                     Persons Covered by this Code of Ethics

                                 Jay K. Chitnis
                                  David Summers
                                  Jerome Davies
                                  Joseph Patire
                                  Gary Schwartz

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                                                                       EXHIBIT B

                             YIELDQUEST FUNDS TRUST

                  COVERED OFFICER AFFIRMATION OF UNDERSTANDING

____________ Initial; or

____________ Annual: for the year ended December 31, ________

In accordance with Section IV of the Code of Ethics for Principal Executive and Senior Financial Officers (the "Code"), the undersigned Covered Officer of the Trust (as defined in the Code) hereby affirms to the Board that the Covered Officer has received, read, and understands the Code. The Covered Officer further affirms that at all times during the period for which this affirmation is given, such Covered Officer has complied with each of the requirements of the Code


Date:
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                                        Covered Officer